Exhibit 99.5
Network CN Inc. Completes $50 Million Financing Agreement

NEW YORK, November 26, 2007 (PR Newswire) -- Network CN Inc. (OTC Bulletin Board: NWCN), a Chinese media and travel network company headquartered in Hong Kong, today announced that it has entered into a Note and Warrant Purchase Agreement with affiliated investment funds of Och-Ziff Capital Management Group (“Och-Ziff”) to issue 3% senior secured convertible notes in the aggregate principal amount of up to US$50,000,000 and warrants to acquire an aggregate amount of 34,285,715 shares of common stock of the Company.  The convertible notes and warrants are issuable in three tranches.

Details of the agreement are disclosed in Company filing on Form 8K dated November 26, 2007.  The agreement specifies that the targets for fully diluted earnings per share, subject to certain exclusions, are $0.081, $0.453 and $0.699 for the fiscal years ending December 31, 2008, 2009 and 2010.  Network CN will face certain penalty clauses if these targets are not met.

"We are pleased to receive this financing from Och-Ziff, which we believe will mark the start of a constructive and synergistic relationship," commented Godfrey Hui, Chief Executive Officer of Network CN.  "This fresh money enhances our plans for aggressive expansion of our operations with significant financial support and market-wise counseling.  It will accelerate our project at the new Beijing International Airport Terminal 3.  We are confident of becoming the market leader of outdoor digital media network in China.  Provided Network CN achieves its business plan, Och-Ziff is prepared to inject an additional $100 million with the exercise of the warrants.  This financing deal, negotiated and concluded in about a month, is a strong vote of confidence on Network CN."

Please refer to Network CN’s website (www.ncnincorporated.com) for additional details.

About Och-Ziff Capital Management Group

Och-Ziff, founded by Daniel Och in 1994, is a leading institutional alternative asset management firm and one of the largest alternative asset managers in the world, with approximately $30.1 billion of assets under management for over 700 fund investors as of September 30, 2007.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc.'s vision is to build a nationwide network in China that serves the needs of a variety of customers.  The Company operates a Media Network, a Hotel Network and an e-Network.  On the media side, Network CN is establishing a multi-media, multi-application advertising network in the key cities of China, focusing on outdoor advertising media.  As of September 30, 2007, the Company had obtained rights to install and operate 653 roadside digital video panels, 6 mega-size digital video billboards and 24 rolling light boxes in the PRC.  On the hospitality and hotel management side, Network CN is building a travel service platform to link up under one network, all the hotel properties under our management, whether owned by the Company or operated under lease or joint venture agreements.  In addition, the Company is actively pursuing the development of an e-Network via the Internet.

This press release includes statements that may constitute "forward- looking" statements, usually containing the word "believe", "estimate", "project", "expect", "plan", "anticipate" or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, risks related to financing overall and to the terms of the note and warrant purchase agreement specifically, risks attending the build-out of the Company’s media network, acceptance of the Company's products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company's Annual Report on Form 10-QSB filed with the Securities and Exchange Commission on November 9, 2007, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward- looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

Source: Network CN Inc.

Company Contact:
Stanley Chu, General Manager
Network CN Inc.
Tel: 852-2833-2186

Investor Relations:
Sean Collins, Senior Partner
CCG Elite
Tel: 1-310-477-9800

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